EXHIBIT 5.2

[Letterhead of Pillsbury Winthrop LLP]

December 21, 2004

Pinnacle West Capital Corporation
400 North Fifth Street
Phoenix, Arizona 85004

Ladies and Gentlemen:

     Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-3 (the “Registration Statement”) with respect to up to $500,000,000 maximum aggregate offering price of (1) debt securities (the “Debt Securities”), which may consist of senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities”), (2) preferred stock (“Preferred Stock”), (3) common stock (“Common Stock”), (4) contracts to purchase shares of Common Stock or Preferred Stock or a specified principal amount of Debt Securities (the “Purchase Contracts”) and (5) units comprised of one or more of the other securities registered pursuant to the Registration Statement (the “Units” and, together with the foregoing securities, the “Securities”), in each case to be issued and sold from time to time by the Company under the Registration Statement pursuant to Rule 415 under the Securities Act.

     The Senior Debt Securities will be issued pursuant to an Indenture dated as of December 1, 2000, as amended, between the Company and The Bank of New York, as trustee (the “Senior Indenture”), the Subordinated Debt Securities will be issued pursuant to an Indenture dated as of December 1, 2000 between the Company and The Bank of New York, as trustee (the “Subordinated Indenture”), and, in the case of convertible Debt Securities, such convertible Debt Securities will be issued pursuant to one of two indentures between the Company and The Bank of New York, as trustee (the “Convertible Indentures”), in each case as filed or in the respective forms filed as exhibits to the Registration Statement.

     In so acting, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts of the laws of any jurisdiction other than the State of New York.

Pinnacle West Capital Corporation
December 21, 2004

     On the basis of such review and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of applicable states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and remain effective authorizing the issuance and sale of the Debt Securities, the Purchase Contracts and the Units, as applicable, (iii) the Senior Indenture, the Subordinated Indenture and the Convertible Indentures, and any supplemental indenture or other instrument entered into or otherwise executed or adopted thereunder, and any applicable purchase contract agreement or pledge agreement, in each case, have been duly executed and delivered so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and (iv) the Debt Securities, the Purchase Contracts and the Units, as applicable, have been issued and sold upon the terms specified in such resolutions, we are of the opinion that:

     1. The Debt Securities will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

     2. The Purchase Contracts and the Units will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Opinions” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP

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